EXHIBIT 5.1

March 13, 2003	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com THOMAS A. COLL (858) 550-6013 collta@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000

Hollis-Eden Pharmaceuticals, Inc.

4435	Eastgate Mall, Suite 400

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, an aggregate of 3,420,721 shares of the Company’s common stock, par value $.01 (the “Shares”), on behalf of certain selling stockholders, including (i) up to 1,754,400 shares issuable upon conversion of the Company’s 7.5% Convertible Debentures (the “Debentures”), (ii) up to 450,000 shares issuable in lieu of the cash payment of interest on the Debentures, (iii) up to 440,877 additional shares issuable pursuant to the terms of the Debentures and (iv) up to 775,444 shares of Common Stock issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, copies of the Debentures, the Warrants, the Company’s Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Debentures and the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley Godward LLP

By:	/s/ THOMAS A. COLL
Thomas A. Coll